UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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ANIKA THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANIKA THERAPEUTICS, INC.
32 Wiggins Avenue
Bedford, Massachusetts 01730

Notice of Annual Meeting of Stockholders to be Held on June 3, 2010

The 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Anika Therapeutics, Inc. ("Anika" or "Company"), a Massachusetts corporation, will be held at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109 on Thursday, June 3, 2010, at 10:00 a.m. local time for the following purposes:

1.
To elect two (2) Class II directors nominated by the Board of Directors, each to serve until the 2013 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year; and

3.	To consider and act upon any other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Proposal 1 relates solely to the election of two (2) Class II directors nominated by the Board of Directors and does not include any other matter relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company. Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned or postponed.

The Board of Directors has fixed the close of business on April 7, 2010 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only stockholders of record of our common stock, par value $.01 per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, we urge you to vote via the Internet at www.proxyvote.com by following the instructions on the Notice Regarding the Availability of Proxy Materials (the “Notice”) you received in the mail or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card in the enclosed envelope.  You may also vote via telephone by visiting www.proxyvote.com and following the instructions on the website or, if you have requested the proxy materials by mail, by following the instructions on the proxy card.  For specific instructions on how to vote your shares, please review the instructions for each of these voting options that are detailed in your Notice and in the Company’s Proxy Statement. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone. Regardless of the number of shares you own, your vote is important.

In addition to their availability at www.proxyvote.com, the Company’s Proxy Statement and a form of proxy, together with its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, are available for viewing, printing and downloading at http://www.anikatherapeutics.com/proxy2010/.

By Order of the Board of Directors,

Kevin W. Quinlan, Chief Financial Officer & Secretary

Bedford, Massachusetts
April 22, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE YOUR PROXY AS INDICATED ABOVE. YOUR PROXY IS REVOCABLE UP TO THE TIME IT IS VOTED AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY COMPLETED YOUR PROXY.

2010 Proxy

ANIKA THERAPEUTICS, INC.
32 Wiggins Avenue
Bedford, Massachusetts 01730

Proxy Statement for
The Annual Meeting of Stockholders
To Be Held on Thursday, June 3, 2010

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors,” or the “Board”) of Anika Therapeutics, Inc. (“Anika Therapeutics,” the “Company,” “we,” “us,” or “our”), a Massachusetts corporation, for use at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109 on Thursday, June 3, 2010, at 10:00 a.m. local time and at any adjournment or postponement thereof. At the Annual Meeting, the stockholders will be asked to consider and vote upon the following matters:

1.
The election of two (2) Class II directors nominated by the Board of Directors, each to serve until the 2013 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year; and

3.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Proposal 1 relates solely to the election of two (2) Class II directors nominated by the Board of Directors and does not include any other matter relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

This proxy statement, the accompanying notice of Annual Meeting, the form of proxy and Anika Therapeutics’ Annual Report are first being made available to stockholders on or about April 22, 2010. Our Annual Report, however, is not a part of the proxy solicitation material. The Board of Directors has fixed the close of business on April 7, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders of record of our common stock, par value $.01 per share, at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 13,458,879 shares of common stock outstanding and entitled to vote at the Annual Meeting. Holders of common stock as of the close of business on the record date will be entitled to one vote per share.

This year, pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent a Notice Regarding the Availability of Proxy Materials (the “Notice”) to certain of our stockholders (excluding those stockholders who previously have requested that they receive electronic or paper copies of our proxy materials). Stockholders have the ability to access our proxy materials on the website referred to in the Notice or request a printed set of our proxy materials at no charge. Instructions on how to access our proxy materials over the Internet and request a printed copy of our proxy materials may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe this process should expedite your receipt of our proxy materials and reduce the environmental impact of our Annual Meeting.

You may vote via the Internet at www.proxyvote.com by following the instructions on the Notice you received in the mail and which are also provided on that website; or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card. You may also vote via telephone by visiting www.proxyvote.com and following the instructions on the website or, if you have requested the proxy materials by mail, by following the instructions on the proxy card.  If you attend the Annual Meeting, you may vote in person even if you have previously voted by telephone or via the Internet or returned a proxy card by mail.  If you hold your shares in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (a) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (b) properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; (c) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting; or (d) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730, Attention: Secretary, before the taking of the vote at the Annual Meeting.

All properly authorized proxies received and not revoked prior to or at the Annual Meeting will be voted in accordance with the stockholders’ instructions by the persons named as proxies. If no voting instructions are specified, properly executed proxies will be voted “FOR” the election of the nominees for director listed in this proxy statement and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year. If other matters are validly presented, proxies will be voted in accordance with the discretion of the persons named as proxies.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares held of record by stockholders or their nominees who do not return a signed and dated proxy or attend the Annual Meeting in person will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Proxies withholding authority or marked as abstaining from a particular matter will be treated as present for purposes of determining whether a quorum is present for the Annual Meeting, but will not be counted as voting on any proposal for which authority is withheld or an abstention is indicated. If your common stock is held by a broker, bank or other nominee (i.e., in “street name”) and you fail to give instructions as to how you want your shares voted (a “non-vote”), the broker, bank or other nominee may in certain circumstances, but is not required to, vote the shares in their own discretion; however, in certain circumstances a broker will not be permitted to vote such shares in its own discretion. Proxies returned by brokers as “non-votes” on behalf of shares held in street name will be counted only for the purpose of determining the presence or absence of a quorum for the transaction of business. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the proposal to approve the election of directors, except to the extent that the failure to vote for an individual in the election of directors results in another individual receiving a larger percentage of votes.

For Proposal 1, the election of directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the annual meeting shall be elected as directors. For Proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the 2010 fiscal year, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Stockholders to be held on June 3, 2010: This proxy statement, a form of proxy, and our Annual Report to Stockholders are available at http://www.anikatherapeutics.com/proxy2010.  In addition, directions to the 2010 Annual Meeting of Stockholders are also available at: http://www.anikatherapeutics.com/proxy2010

PROPOSAL 1:
ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of six directors and is divided into three classes: Class I, Class II and Class III. Each class of directors serves for a three-year term with one class of directors being elected by our stockholders at each annual meeting. Drs. Bower and Davidson serve as Class I Directors with a term of office expiring at the 2012 Annual Meeting. Messrs. Land and Moran serve as Class II Directors with a term of office expiring at the 2010 Annual Meeting. Mr. Wheeler and Dr. Sherwood serve as Class III Directors with a term of office expiring at the 2011 Annual Meeting.

Messrs. Land and Moran are our Board of Directors’ nominees for election to the Board of Directors at the Annual Meeting. The Class II Directors will be elected to hold office until the 2013 Annual Meeting and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the accompanying proxy will vote, as permitted by the Amended and Restated By-laws of Anika Therapeutics, to elect Messrs. Land and Moran as Class II Directors.

The election of a director requires the affirmative vote of a plurality of votes cast by the holders of common stock entitled to vote on the matter. In a plurality election, votes may only be cast in favor of or withheld from each proposal; votes that are withheld will be excluded entirely from the vote and will have no effect. This means that the two persons receiving the highest number of “FOR” votes will be elected as directors.

If any of the Class II Directors becomes unavailable or declines to serve, the persons acting under the accompanying proxy may vote the proxy for the election of a substitute in their discretion. The Board of Directors has no reason to believe that either of the nominees will be unable or unwilling to serve if elected. There are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH DIRECTOR NOMINEE.

Information Regarding the Directors

The following table sets forth the name of each director, including the nominees for Class II Director, his age and the year in which he became a director of Anika Therapeutics.

Director Name	Age	Director Since	Term Expires
Class I Directors:
Joseph L. Bower	71	1993	2012
Eugene A. Davidson, Ph.D.	79	1993	2012
Class II Directors:
Raymond J. Land	65	2006	2010
John C. Moran	57	2006	2010
Class III Directors:
Steven E. Wheeler	63	1993	2011
Charles H. Sherwood, Ph.D.	63	2002	2011

Dr. Bower joined the Board of Directors of Anika Therapeutics in February 1993 and has served as lead director since April 2005.  Since 2008, he has been the Baker Foundation Professor of Business Administration at Harvard Business School, and prior to 2008, he was the Donald Kirk David Professor of Business Administration.  Dr. Bower also serves as a director of Loews Inc., the New America High Income Fund and Sonesta International Hotels Corporation. During the past five years, Dr. Bower also served as a director of the TH Lee Putnam EOP Fund.  Dr. Bower brings to the Board more than three decades’ experience in corporate governance and management, during which he has written books and taught these subjects at the Harvard Business School. Additionally, he has consulted with numerous organizations on problems of strategy and organizational development, including strategic planning and succession planning. As a result, we believe he is well suited for his roles as lead director and as chair of our Compensation Committee.

Dr. Davidson joined the Board of Directors of Anika Therapeutics in February 1993. Dr. Davidson is currently an Adjunct Professor of Biological Sciences at the Florida Atlantic University. He was the Chairman of the Department of Biochemistry, Cell and Molecular Biology at Georgetown University Medical School from April 1988 until June 30, 2003. Prior to this position, he was the Chairman of the Department of Biological Chemistry at the Milton S. Hershey Medical Center of the Pennsylvania State University from October 1967 to April 1988. Dr. Davidson also served as Associate Dean for Education at the Milton S. Hershey Medical Center from November 1975 to January 1987. Dr. Davidson received a B.S. in Chemistry from the University of California, Los Angeles, and a Ph.D. in Biochemistry from Columbia University.  Dr. Davidson's qualifications for membership on the Company's Board include his broad science and medical background gained over forty years, as well as his membership on the Company's Board for over 17 years.

Mr. Land became a member of Anika Therapeutics’ Board of Directors in January 2006. He also serves as a board member for Mountain View Pharmaceuticals, Inc, a privately held company specializing in biopharmaceuticals. Mr. Land recently retired as the Senior Vice President and Chief Financial Officer of Clarient, Inc. (CLRT), an advanced molecular diagnostics company. From June 2007 to May 2008, he was the Senior Vice President and Chief Financial Officer of Safeguard Scientifics, Inc.(SFE), a venture capital firm. Prior to Safeguard Scientifics, Inc., Mr. Land held executive management and chief financial officer positions at Medcenter Solutions, Inc., a global pharmaceutical marketing company where he was also a Board member and Orchid Cellmark (ORCH), a leading provider of identity of DNA testing services. Mr. Land previously served as Senior Vice President and Chief Financial Officer for Genencor International, Inc, (GCOR), a diversified biotechnology company focusing on bioproducts and healthcare from 1997 until its acquisition in April 2005. From 1991 to 1996, he served as Senior Vice President and Chief Financial Officer for West Pharmaceutical Services, Inc.(WST). Previously, Mr. Land was with Campbell Soup Company, Inc.(CPB) where for nine years he held increasingly senior financial positions and also served as General Manager of a frozen food division. Prior to joining Campbell Soup, he was with Coopers and Lybrand for nine years. Mr. Land is a Certified Public Accountant and has a degree in accounting and finance from Temple University.  Mr. Land's qualifications for membership on the Company's Board include his extensive prior experience as chief financial officer at several companies, including several in the life science industry.  He serves as the Chairman and designated financial expert on the Audit Committee.

Mr. Moran joined the Board of Directors of Anika Therapeutics in December 2006.  In 2009, Mr. Moran became the President, CEO and Chairman of Core Essence Orthopaedics.  From 1997 to 2009, he was a private investor in a number of companies, mostly in the medical devices field.  From 1990 to 1997, Mr. Moran served as the first President of Synthes Spine, a division of Synthes (USA), the leading skeletal fixation company in the world.  Synthes Spine designs, manufactures and distributes implants and instruments for spinal disorders.  During Mr. Moran’s six-year tenure as President of Synthes Spine, sales grew from less than $1 million to more than $60 million annually.  Mr. Moran also serves as a director of Paradigm Spine LLC, Rainer Technologies, and is Chairman of the Board of Core Essence Orthopaedics.  Mr. Moran received a Bachelor’s Degree from the University of Notre Dame, and holds a Master’s degree in business administration from the Harvard Business School. Mr. Moran’s qualifications for membership on the Company’s Board include his prior experience in running an orthopedic division and his knowledge of the medical device industry, which provides our Board of Directors with product and business development perspectives and insight.

Mr. Wheeler is President of Wheeler & Co., a private investment firm, and a Principal at Hall Properties Inc., a private real estate advisory and investment firm.  He joined the Board of Directors of Anika Therapeutics in 1993.  He is also currently a Director of The 81 Beacon Street Corporation, Bariston Partners LLC, PingTone, Inc. and HFF, Inc.  Between 1993 and 1996, he was Managing Director and a Director of Copley Real Estate Advisors and President, Chief Executive Officer and a Director of Copley Properties, Inc., a publicly traded real estate investment trust.  From 1991 to 1993, he was Chairman and Chief Executive Officer of Hancock Realty Investors, which manages an equity real estate portfolio.  Earlier, he was an Executive Vice President of Bank of New England Corporation from 1990 to 1991. Mr. Wheeler received a Bachelor’s Degree in engineering from the University of Virginia, a Master’s Degree in nuclear engineering from the University of Michigan and a Master’s Degree in business administration from the Harvard Business School. Mr. Wheeler brings to our Board a broad understanding of business and finance matters, as well as 17 years of experience with the Company as a member of its Board.

Dr. Sherwood was appointed Chief Executive Officer of Anika Therapeutics in March 2002. Dr. Sherwood has served as President since June 2001. Dr. Sherwood previously served as Anika Therapeutics’ Chief Operating Officer beginning in June 2001, Vice President of Research and Development beginning in April 2000 and Vice President of Process Development and Engineering beginning in April 1998. Dr. Sherwood served as a consultant to Anika Therapeutics from January 1998 to April 1998. From 1995 to 1997, Dr. Sherwood was Senior Director of Medical Device Research and Development for Chiron Vision. In April 1995, Chiron Vision acquired IOLAB Corporation, a division of Johnson & Johnson where Dr. Sherwood had been Executive Director of Research and Development from 1993 to 1995, Director of Materials Characterization from 1989 to 1993 and Manager/Section Head from 1982 to 1989. Dr. Sherwood was also a part-time faculty member in the Department of Chemistry at the California State Polytechnic University, Pomona, California from 1984 to 1987. Dr. Sherwood received a B.S. in Chemical Engineering from Cornell University, and an M.S. and Ph.D. in Polymer Science and Engineering from the University of Massachusetts, Amherst. Dr. Sherwood also received a Certificate in Management from Claremont Graduate School.

The Board’s Role in Risk Oversight

The role of our Board of Directors in our Company’s risk oversight process includes receiving reports from management on areas of material risk to our Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the Company so that it can understand risk identification, risk management and risk mitigation strategies. When a committee receives a report, the Chairman of the relevant committee reports on the discussion to the full Board. This enables the Board and its committees to coordinate the risk oversight role. Our Board of Directors also administers its risk oversight function through the required approval by the Board (or a committee of the Board) of significant transactions and other material decisions, and regular periodic reports from our Company’s independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to our internal controls and financial reporting. As part of its charter, the Audit Committee discusses with management and our independent registered public accounting firm significant risks and exposures and the steps management has taken to minimize those risks.

Board Leadership Structure

Dr. Bower serves as the Lead Director of the Company.  Separating the Lead Director role and the Chief Executive Officer role allows our Chief Executive Officer to focus on strategic management of the day-to-day business of the company, while allowing the Lead Director to focus on leading our Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Lead Director, particularly as the Board’s oversight responsibilities continue to grow. Our Board believes that having separate positions, with an independent, non-executive director serving as the Lead Director, is the appropriate leadership structure for our Company at this time and allows the Board to fulfill its role with appropriate independence..

Corporate Governance, Board Matters and Committees

The Board of Directors has determined that each of its incumbent members, except for Dr. Sherwood, is “independent” within the meaning of director independence standards of the NASDAQ Stock Market, Inc. (“NASDAQ”) and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors based these determinations primarily on a review of the responses of each director to questions regarding employment and compensation history, affiliations and family and other relationships and on other relevant discussions with the directors.

Independent directors meet periodically in executive sessions without management participation. The executive sessions generally occur in connection with regularly scheduled meetings of the Board of Directors, committees of the Board of Directors and at other times the independent directors deem appropriate. The executive sessions are chaired either by the Lead Director or by the chair of the Board committee having jurisdiction over the particular subject matter to be discussed at the particular meeting or portion of a meeting.

Anika Therapeutics’ Board of Directors met eleven (11) times during 2009. No director attended less than 75% of the aggregate of: (1) the total number of Board meetings and (2) the total number of meetings held by all committees on which such director served. Our Annual Meeting of Stockholders is generally held to coincide with one of the Board’s regularly scheduled meetings. Directors are strongly encouraged to attend the Annual Meeting. Each of the then current directors attended the 2009 Annual Meeting of Stockholders.

The Board of Directors currently has three standing committees:

•	an Audit Committee;

•	a Compensation Committee; and

•	a Governance and Nominating Committee.

The Board of Directors has adopted a written charter for each of the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. The Audit Committee has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. You can find links to these materials in the corporate governance section of our website at http://www.anikatherapeutics.com. Please note that the information contained on the website is not incorporated by reference in, or considered to be a part of, this proxy statement.

Audit Committee.  The current members of the Audit Committee are Mr. Land, as Chairperson, Dr. Bower, and Mr. Moran. Messrs. Land and Moran and Dr. Bower served on the Audit Committee throughout 2009. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by NASDAQ and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and has the requisite financial sophistication. In addition, the Board of Directors has determined that Mr. Land qualifies as an “audit committee financial expert” under the rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Land’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Land any duties, obligations or liability that are greater than those that are generally imposed on him as a member of the Audit Committee and the Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.

The purposes of the Audit Committee are, among other things, to (1) oversee the accounting and financial reporting processes of Anika Therapeutics and the audits of its financial statements, (2) take or recommend that the Board of Directors take appropriate action to oversee the qualifications, independence and performance of Anika Therapeutics’ independent registered public accounting firm and (3) prepare an Audit Committee report as required by the SEC to be included in Anika Therapeutics’ annual proxy statement. The Audit Committee has direct authority to appoint, retain, oversee and, when appropriate, terminate Anika Therapeutics’ independent registered public accounting firm. The Audit Committee also has the responsibility to confer with the independent registered public accounting firm regarding the scope, method and result of the audit of our books and records and to report the same to the Board of Directors and to establish and monitor a policy relative to non-audit services provided by the independent registered public accounting firm in order to ensure their independence.

The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which may be viewed in the corporate governance section of Anika Therapeutics’ website the corporate governance section of Anika Therapeutics’ website at http://www.anikatherapeutics.com. Please note that the information contained on the website is not incorporated by reference in, or considered to be a part of, this proxy statement. The Audit Committee holds separate sessions of its meetings, outside the presence of management, with Anika Therapeutics’ independent auditors in conjunction with each regularly scheduled Audit Committee meeting that the independent auditors participate in. The Audit Committee met five (5) times during 2009.

Compensation Committee.  The current members of the Compensation Committee are Dr. Bower, as Chairperson, Dr. Davidson, and Mr. Wheeler, each of whom is independent for purposes of NASDAQ listing standards and the SEC. Mr. Wheeler and Drs. Bower and Davidson served on the Compensation Committee throughout 2009. The Compensation Committee, among other things, exercises on behalf of the Board of Directors all of the Board’s responsibilities relating to the development and implementation of Anika Therapeutics’ compensation programs which provide incentives that further Anika Therapeutics’ long-term strategic plan with the goal of enhancing enduring stockholder value, including: (1) reviewing and approving corporate goals and objectives relevant to the compensation of Anika Therapeutics’ Chief Executive Officer, (2) determining, with the advice and assistance of the Chief Executive Officer, the compensation of Anika Therapeutics’ officers other than the Chief Executive Officer, (3) overseeing Anika Therapeutics’ overall compensation programs, including granting awards under Anika Therapeutics’ Amended and Restated 2003 Stock Option and Incentive Plan (the “Amended 2003 Plan”), and (4) preparing a report on executive compensation to be included in Anika Therapeutics’ annual proxy statement. The Board of Directors has approved a written charter for the Compensation Committee, a current copy of which may be viewed in the corporate governance section of Anika Therapeutics’ website at http://www.anikatherapeutics.com. Please note that the information contained on the website is not incorporated by reference in, or considered to be a part of, this proxy statement. The Compensation Committee met twice during 2009.

Governance and Nominating Committee.  The current members of the Governance and Nominating Committee are Mr. Wheeler, as Chairperson, and Messrs. Moran and Land, each of whom is independent for purposes of NASDAQ listing standards and the SEC. Messrs. Wheeler, Moran and Land served on the Governance and Nominating Committee throughout 2009. The Governance and Nominating Committee is primarily responsible for (1) recommending to the Board of Directors the criteria for Board and committee membership, and (2) identifying, evaluating and recommending nominees to stand for election as directors at each Annual Meeting of Stockholders, including incumbent directors and candidates recommended by stockholders. In addition, the Governance and Nominating Committee is responsible for annually reviewing and recommending to the Board of Directors compensation for non-employee directors and evaluating the performance of the Company’s Chief Executive Officer and each member of the Board. The Board of Directors has approved a written charter for the Governance and Nominating Committee, a current copy of which may be viewed in the corporate governance section of Anika Therapeutics’ website at http://www.anikatherapeutics.com. Please note that the information contained on the website is not incorporated by reference in, or considered to be a part of, this proxy statement. The Governance and Nominating Committee met twice during 2009.

When considering candidates for director, the Governance and Nominating Committee takes into account a number of factors, including the following minimum qualifications: the nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the stockholders. In addition, the Governance and Nominating Committee will take into consideration such other factors as it deems appropriate, including any direct experience in the biotechnology, pharmaceutical and/or life sciences industries or in the markets in which Anika Therapeutics operates. While the Company does not have a formal diversity policy, the Governance and Nominating Committee may consider whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. The Governance and Nominating Committee may also consider, among other things, the skills of the candidate, his or her availability, depth and breadth of experience or other background characteristics, and his or her independence. Depending upon the current needs of the Board, these and other factors may be weighed more or less heavily by the Governance and Nominating Committee.

The Governance and Nominating Committee will consider written recommendations from stockholders of Anika Therapeutics regarding potential candidates for election as directors. The Governance and Nominating Committee will review and evaluate the qualifications of director nominee candidates who have been recommended by stockholders in compliance with procedures established from time to time by the Governance and Nominating Committee and conduct such inquiries as it deems appropriate. The Governance and Nominating Committee will consider for nomination any proposed director candidate who is deemed qualified by the Governance and Nominating Committee in light of the minimum qualification and other criteria for Board membership described above or otherwise approved by the Board from time to time.

Stockholders wishing to suggest a candidate for director should write to the Governance and Nominating Committee c/o Chief Executive Officer at Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730 and include:

•	The name and address of record of the stockholder;

•
A representation that the stockholder is a record holder of Anika Therapeutics’ common stock, or if the stockholder is not a record holder, evidence of ownership in accordance with SEC Rule 14a-8(b)(2) of the Exchange Act;

•
The name, age, business and residential address, educational background, public company directorships, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full years of the proposed director candidate;

•
A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time;

•	A description of all arrangements or understandings between the stockholder and the proposed director candidate;

•
The written consent of the proposed director candidate (1) to be named in the proxy statement relating to Anika Therapeutics’ Annual Meeting of Stockholders, (2) to have all required information regarding such candidate included in the proxy statement relating to Anika Therapeutics’ Annual Meeting of Stockholders filed pursuant to the rules of the SEC, and (3) to serve as a director if elected at such annual meeting; and

•	Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

The Governance and Nominating Committee may solicit recommendations for candidates for directors from non-management directors, the Chief Executive Officer, other executive officers, third-party search firms and such other sources as it deems appropriate, including stockholders. The Governance and Nominating Committee will review and evaluate the qualifications of all such proposed candidates in the same manner and without regard to the source of the recommendation.

Communications with the Board of Directors

If you wish to communicate with any of our directors or the Board of Directors as a group, you may do so by writing to the Board of Directors, or such individual director(s) c/o Chief Executive Officer, Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Chief Executive Officer will be forwarded promptly to the appropriate addressee(s).

Code of Business Conduct

It is our policy that all of our officers, directors and employees worldwide conduct our business in an honest and ethical manner and in compliance with all applicable laws and regulations. Our Board of Directors has adopted the Anika Therapeutics, Inc. Code of Business Conduct and Ethics in order to clarify, disseminate and enforce this policy. The Code of Business Conduct and Ethics applies to all of our officers, directors and employees worldwide, including our Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics can be viewed on the investor relations section of our website at www.anikatherapeutics.com under “corporate governance.” Please note that the information contained on the website is not incorporated by reference in, or considered to be part of, this proxy statement.

Transactions with Related Persons

It is our policy that all employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with Anika Therapeutics’ business interests. This policy is included in our Code of Business Conduct and Ethics. All directors and officers of Anika Therapeutics’ complete a directors and officers questionnaire at the beginning of each year, in which they are asked to disclose family relationships and other related party transactions. Our Audit Committee must review and approve all related party transactions, as defined in Item 404 of Regulation S-K. Our Audit Committee’s procedures for reviewing related party transactions are not in writing. In 2009, there were no related party transactions, except as follows. On December 30, 2009, Anika Therapeutics entered into a Sale and Purchase Agreement with Fidia Farmaceutici S.p.A., a privately held Italian corporation (“Fidia”) pursuant to which the Company acquired 100% of the issued and outstanding stock of Fidia Advanced Biopolymers S.r.l., a privately held Italian corporation (“FAB”) for a purchase price consisting of $17.1 million in cash and 1,981,192 shares of the Company’s common stock (the “Acquisition”). In connection with the Acquisition, the parties also entered into several agreements related to the lease of space from Fidia, supply of products and raw materials by Fidia, provision of services by Fidia, and promotion by Fidia of FAB's products in Italy.  Please see the Company's Current Report of Form 8-K filed on January 6, 2010 for details.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth the beneficial ownership of our common stock as of March 31, 2010, by:

•	each director;

•	each of the Named Executive Officers named in the Summary Compensation Table set forth under the caption “Executive Compensation;”

•	each other person which is known by us to beneficially own 5% or more of our common stock; and

•	all current directors and executive officers as a group.

Unless otherwise noted below, the address of each person listed on the table is c/o Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, MA 01730.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Common Stock Outstanding(2)
Joseph L. Bower	122,901	(3)	*
Eugene A. Davidson, Ph.D.	73,581	(4)	*
Raymond J. Land	22,876	(5)	*
John C. Moran	19,981	(6)	*
Steven E. Wheeler	81,981	(7)	*
Charles H. Sherwood, Ph.D.	703,383	(8)	5.03%
William J. Mrachek	72,874	(9)	*
Kevin W. Quinlan	124,207	(10)	*
Frank Luppino	25,000	(11)	*
Irina B. Kulinets	12,380	(12)	*
All current directors and current executive officers as a group (13 persons)	1,330,972	(13)	9.25%
Other Principal Stockholders:
Fidia Farmaceutici S.p.A.(14) Via Ponte della Fabbrica 3/A Abano Terme (PD), CAP 35031 Italy	1,981,192	(14)	14.72%
Elliot Rose Asset Management, LLC 1000 Chapel View Blvd., Suite 240 Cranston, RI 02920	950,453	(15)	7.06%

*	Indicates less than 1%.

(1)
The number of shares deemed beneficially owned includes shares of common stock beneficially owned as of March 31, 2010. The inclusion of any shares of stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Any reference below to shares subject to outstanding stock options and stock appreciation rights held by the person in question refers to stock options and stock appreciation rights that are exercisable within 60 days of March 31, 2010. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

(2)
The number of shares deemed outstanding includes 13,459,021 shares of common stock outstanding as of March 31, 2010, plus restricted stock granted and any shares subject to outstanding stock options and stock appreciation rights that are exercisable within 60 days of March 31, 2010, held by the person or persons in question.

(3)
This amount includes 11,291 shares of restricted stock units and 17,915 shares subject to stock options and stock appreciation rights that are exercisable within 60 days of March 31, 2010. The shares of restricted stock units are unvested and will be fully vested if the director leaves the Company in good standing.

(4)
This amount includes (i) 11,291 shares of restricted stock units and 27,165 shares subject to stock options and stock appreciation rights that are exercisable within 60 days of March 31, 2010, and (ii) 1,350 shares owned by Dr. Davidson’s spouse, with respect to which Dr. Davidson disclaims beneficial ownership. The shares of restricted stock units are unvested shares and will be fully vested if the director leaves the Company in good standing.

(5)
This amount includes 11,291 shares of restricted stock units and 7,810 shares of stock appreciation rights that are exercisable within 60 days of March 31, 2010. The shares of restricted stock units are unvested shares and will be fully vested if the director leaves the Company in good standing.

(6)
This amount includes 11,291 shares of restricted stock units and 4,915 shares subject to stock appreciation rights that are exercisable within 60 days of March 31, 2010. The shares of restricted stock units are unvested shares and will be fully vested if the director leaves the Company in good standing.

(7)
This amount includes 11,291 shares of restricted stock units and 6,115 shares subject to stock appreciation rights that are exercisable within 60 days of March 31, 2010. The shares of restricted stock units are unvested shares and will be fully vested if the director leaves the Company in good standing.

(8)	This amount includes 6,260 shares of restricted stock awards and 517,103 shares subject to stock options and stock appreciation rights that are exercisable within 60 days of March 31, 2010.

(9)	This amount includes 1,418 shares of restricted stock awards and 67,020 shares subject to stock options and stock appreciation rights that are exercisable within 60 days of March 31, 2010.

(10)	This amount includes 2,248 shares of restricted stock awards and 112,463 shares subject to stock options and stock appreciation rights that are exercisable within 60 days of March 31, 2010.

(11)	This amount includes 25,000 shares subject to stock options and stock appreciation rights that are exercisable within 60 days of March 31, 2010.

(12)	This amount includes 1,210 shares of restricted stock awards and 8,750 shares subject to stock options and stock appreciation rights that are exercisable within 60 days of March 31, 2010.

(13)	This amount includes 71,604 shares of restricted stock and 853,514 shares in the aggregate subject to stock options and stock appreciation rights that are exercisable within 60 days of March 31, 2010.

(14)
Such information is provided based upon information contained in the Schedule 13G filed jointly by Fidia, P&R S.p.A. ("P&R"), and Fiore Holding S.r.l. ("Fiore") with the SEC on January 8, 2010 for calendar year 2009. Fidia has both voting and investment power with respect to 1,981,192 of the shares of common stock of the Company.  However, P&R, which owns a majority of the outstanding equity of Fidia, and Fiore, which owns a majority of the outstanding equity of P&R, may each be deemed to control Fidia and share voting and investment power with respect to such common stock of the Company.  Each of P&R and Fiore disclaims beneficial ownership of the shares of the Company’s common stock beneficially owned by Fidia. P&R’s address is Via Milano n. 186, Garbagnate Milanese (MI), Italy CAP 20024; Fiore’s address is Via Principe Amedeo n.3, Milano (MI), Italy CAP 20121.

(15)	Such information is provided based upon information contained in the Schedule 13G filed by Elliot Rose Asset Management, LLC with the SEC on February 8, 2010 for calendar year 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

The Exchange Act requires that Anika Therapeutics’ officers, directors and persons who own more than 10% of Anika Therapeutics’ common stock file initial reports of ownership and reports of changes in ownership with the SEC and NASDAQ. Officers, directors and persons who beneficially own more than 10% of Anika Therapeutics’ common stock are also required to furnish us with a copy of all forms they file pursuant to Section 16(a) of the Exchange Act. To Anika Therapeutics’ knowledge, based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us under Rule 16a-3(e) of the Exchange Act for the year ended December 31, 2009, no officer, director or person who owns more than 10% of Anika Therapeutics’ outstanding shares of common stock failed to file such reports on a timely basis.

EXECUTIVE OFFICERS

The Board of Directors elects our executive officers annually at a regular meeting held immediately following the Annual Meeting of Stockholders. Such executive officers hold office until the next Annual Meeting of Stockholders unless they sooner resign or are removed from office. There are no family relationships between any of our directors, director nominees or executive officers.

The following table lists the current executive officers of Anika Therapeutics and certain information concerning the executive officers of Anika Therapeutics. It is anticipated that each of these officers will be re-appointed by the Board of Directors following the Annual Meeting:

Name	Age	Position
Charles H. Sherwood, Ph.D.	63	President and Chief Executive Officer
Kevin W. Quinlan	60	Chief Financial Officer, Treasurer and Secretary
Frank Luppino	41	Chief Operating Officer
Irina B. Kulinets	55	Vice President of Regulatory and Clinical Affairs
William J. Mrachek	66	Vice President of Human Resources

Dr. Sherwood’s biography is included in the section titled “Information Regarding the Directors.”

Mr. Quinlan was appointed Chief Financial Officer, Treasurer and Secretary of Anika in July 2005. Previously, Mr. Quinlan was President of BBI Diagnostics, a division of SeraCare, which was acquired in 2004 from Boston Biomedica, Inc (“BBI”). From 1999 to 2004, Mr. Quinlan served as President and Chief Operating Officer of BBI, then a publicly traded manufacturer of quality control products used to monitor infectious disease testing, and had operational and financial responsibility for BBI’s five business units. Mr. Quinlan previously served as Chief Financial Officer of BBI from 1993 to 2003. As Chief Financial Officer, he was responsible for finance, IT, treasury, human resources and investor relations. From 1990 to 1993, Mr. Quinlan was Chief Financial Officer of Parctec, Inc. (a subsidiary of Kleinwort Benson Group). From 1981 to 1990, Mr. Quinlan was Vice President, Assistant Treasurer and Corporate Controller of American Finance Group. From 1975 to 1981, Mr. Quinlan was an auditor/senior auditor/audit supervisor at Coopers & Lybrand. Mr. Quinlan is a Certified Public Accountant and has a BS degree from the University of New Hampshire and a MS degree from Northeastern University.

Mr. Luppino was appointed Chief Operating Officer of Anika in May 2009.  Previously, Mr. Luppino served as Vice President of Operations at Bionostics from 2007 to 2009. From 2003 to 2007, he served as Anika's Vice President of Operations. Mr. Luppino began his Anika career in 1999, and held several positions of increasing responsibility in the operations area. Prior to Anika, Mr. Luppino was Regional Manager for AAC Consulting Group, a firm serving the pharmaceutical and medical device industries. From 1992 to 1998, he was Regional Manger for Raytheon Engineers and Constructors. Mr. Luppino holds a BS degree in chemical engineering from Lehigh University.

Ms. Kulinets joined Anika in December 2007 as Vice President of Regulatory and Clinical Affairs. Prior to joining Anika, Mrs. Kulinets served as Senior Director of Regulatory Affairs at BioSphere Medical in Rockland, MA. She has 17 years of experience in the medical device industry with large and small manufacturers including Boston Scientific, Johnson & Johnson/DePuy, and OmniGuide where she served in various regulatory affairs, clinical affairs, and quality assurance technical, management and senior management roles. From 2001 to 2004, Ms. Kulinets served as a Medical Regulatory Reviewer and Lead Medical Auditor for Notified Body, TUV America. In addition, she is certified by the Food and Drug Administration as a Third Party 510K reviewer. She holds MS and BS degrees in Mechanical Engineering from Belarus Polytechnic Academy and an MS degree in Quality Assurance from California State University, Dominguez Hills. She is RAPS certified RAC, ASQ certified Six Sigma Black Belt, and ASQ Certified Quality Engineer.

Mr. Mrachek joined Anika in 2001 and in 2008 was promoted to Vice President of Human Resources after serving as the Executive Director of Human Resources since 2003. Previously, Mr. Mrachek served as the Vice President of Human Resources for iQ NetSolutions, a start-up engaged in the proprietary Enterprise telephony solutions converging both voice and data. From 1994 to 2000, Mr. Mrachek was Director of Human Resources for Programart Corp in Cambridge, MA, a private software company developing application performance management products for the mainframe market. Previously, Mr. Mrachek served as Vice President of Human Resources for SofTech, Inc., a public company located in Waltham, MA, engaged in selling software development and engineering services primarily for the Federal government as well as the product reselling of computers, network equipment, and packaged software. Mr. Mrachek holds a BA degree from Colorado College, a MBA from the University of Denver, and a JD from the University of Colorado School of Law. He serves on the Board of Directors for the Faulkner Hospital in Boston.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes and analyzes the material elements of 2009 compensation for the Anika Therapeutics executive officers identified in the Summary Compensation Table hereunder. We refer to these individuals as the named executive officers, or “NEOs.” The Compensation Committee of the Board of Directors oversees all decisions regarding the compensation of the NEOs, including base salary, annual bonuses, equity incentives, perquisites, and other agreements and arrangements.

Philosophy and Process

The overall objective of Anika Therapeutics’ executive compensation policy is to attract and retain highly qualified executive officers and motivate them to provide a high level of performance for the benefit of Anika Therapeutics and its stockholders. The Compensation Committee approves Anika Therapeutics’ compensation policies and oversees Anika Therapeutics’ overall compensation program. The Compensation Committee believes that to accomplish these objectives the compensation packages should provide executive officers with market competitive base salaries and the opportunity to earn additional compensation based upon Anika Therapeutics’ business progress, financial performance, and the performance of Anika Therapeutics’ common stock. In considering compensation for Anika Therapeutics’ executive officers, the Compensation Committee relies primarily on the Company’s financial performance, an assessment of the individual’s performance and contribution to Anika Therapeutics development and achievements, in addition to quantitative factors such as general compensation trends. In this regard, the Compensation Committee periodically reviews surveys of executive compensation and information concerning compensation at similarly situated companies. Most recently, the Company reviewed market data from the 2009 Radford U.S. Global Life Sciences Executive Survey (the “Radford Survey”) covering 391 companies.  While the Compensation Committee does not determine compensation based on formulaic criteria, it does seek to achieve an overall compensation level approximating the industry median.  Previously, during 2007, the Compensation Committee utilized the services of Aon Consulting, to provide a competitive compensation analysis, and to assist and complement our processes in determining the compensation for our executive officers for 2008 compensation. In completing its analysis, the Compensation Committee reviewed competitive data compiled from a peer group comprised of 14 companies of similar size and related businesses, consisting of BioSphere Medical, Exactech, Harvard Bioscience, Immunogen, Inspire Pharmaceuticals, ISTA Pharmaceuticals, Kensey Nash Corporation, Micrus Endovascular, NMT Medical, OBAGI Medical Products, Orthovita, Osteotech, Quidel Corporation, and Xoma Ltd.

With respect to financial performance, the Company began the year 2009 with a budget based on its core business, but with the knowledge that there were events (including the development of a Monovisc commercialization strategy, and the potential for an acquisition of FAB) that could impact the achievement of the budgeted goals.  The Compensation Committee agreed it would then review actual developments and determine executive compensation based on actual performance and achievements.

Components of Compensation

The principal components of Anika Therapeutics’ compensation policy for its executive officers are base salary, cash bonuses, and equity based grants. Decisions regarding each component are made independent of any other component.

Base Salary.  The primary component of compensation for Anika Therapeutics’ executive officers is base salary. Base salary levels for Anika Therapeutics’ executive officers are determined based upon an evaluation of a number of factors, including the individual’s level of responsibility, experience, performance and competitive market practices as determined by Anika Therapeutics’ analysis of management compensation surveys, and a review of other published data relating to executive compensation, including peer group data, and taking into account any contractual obligations.  Salaries are reviewed on an annual basis.

Cash Bonus.  The second principal component of Anika Therapeutics’ compensation policy for executive officers consists of discretionary cash bonuses. The Compensation Committee considers the achievement of financial results, organizational development, business and technical development, and contribution to increasing shareholder value in its discretion to determine the amounts and timing of the bonuses. Historically, cash bonuses for the most recently completed year are awarded contemporaneously with annual compensation reviews for the new year. Bonuses are prorated in the year of hire. The Compensation Committee also grants cash bonuses for executive retention purposes, taking into account, among other things, general industry practices, as well as special performance bonuses in exceptional circumstances, and taking into account any contractual obligations. Bonuses are not determined based on a formula, but rather by taking into account both company and individual performance as a whole. After the completion of the year, the Compensation Committee, with the assistance of the Chief Executive Officer, reviewed the Company’s performance, as well as the personal performance of each NEO. Accomplishments that factored into the bonus and equity awards included the completion of the Monovisc clinical trial and submission of a pre-market approval application to the U.S. Food and Drug Administration; development of a Monovisc commercialization plan for the U.S.; exceeding budgeted earnings (excluding the unbudgeted FAB acquisition costs); and entering into a contract for the distribution of Hydrelle in the U.S.  In the Compensation Committee's opinion, these accomplishments more than offset the areas in which the Company made less progress than originally anticipated in its budget from the beginning of 2009, including international Monvisc sales, and the delays in moving manufacturing to its Bedford, MA facility (collectively the "2009 Results"). For 2009, the Compensation Committee determined that the Company made good overall progress.  In addition, the Compensation Committee recognized that the acquisition of FAB was a major accomplishment for the Company.

Equity Based Grants.  The third principal component of Anika Therapeutics’ compensation policy for executive officers consists of grants under the Amended 2003 Plan. Under this plan executive officers may be granted stock options or other forms of equity security such as stock appreciation rights (“SARS”) and performance-based restricted stock. The SARS element of Anika Therapeutics’ compensation policy provides the opportunity for Anika Therapeutics’ executive officers to be compensated based upon increases in the market price of Anika Therapeutics’ common stock. The Compensation Committee has delegated to the Company’s Chief Executive Officer the ability to make grants to non-officer employees under the Amended 2003 Plan up to an annual maximum of 10,000 shares per individual and 50,000 shares per year in the aggregate, and provided any such grants comply with all existing plan and statutory requirements.

Compensation of Chief Executive Officer.  In 2009, Dr. Sherwood’s annual salary was $445,619. In determining the compensation for Dr. Sherwood in 2009, the Compensation Committee evaluated corporate, individual and organizational accomplishments by Anika Therapeutics in 2008. In addition, the Compensation Committee took into account information regarding the compensation paid to other Chief Executive Officers in comparably sized, publicly traded companies in the pharmaceutical and medical devices industry and the relative performance of such companies.

In recognition of the corporate, individual and organizational accomplishments of Anika Therapeutics for 2009 including his leadership and contributions to the 2009 Results, in January 2010, the Compensation Committee awarded Dr. Sherwood a cash bonus of $200,529 (approximately 90% of his target bonus) and an additional bonus of $90,000 for completing the FAB acquisition. In March 2009, Dr. Sherwood was awarded SARS to acquire up to 82,000 shares of common stock at an exercise price of $3.05 per share in connection with his 2008 annual performance review. In January 2010, Dr. Sherwood was also awarded SARS to acquire up to 100,000 shares of common stock at an exercise price of $6.36 per share in connection with his 2009 annual performance review.

The Compensation Committee also factored into its evaluation the aggregate value of all compensation received by the Chief Executive Officer, including the total beneficial ownership of Anika Therapeutics represented by the Chief Executive Officer’s “in-the-money” stock options as compared to the holdings of other comparably situated Chief Executive Officers, based on data from the Radford Survey.

Compensation of Chief Financial Officer.  In 2009, Mr. Quinlan’s annual salary was $272,364. In determining the compensation for Mr. Quinlan in 2009, the Compensation Committee evaluated corporate, individual and organizational accomplishments by Anika Therapeutics in 2008. In addition, the Compensation Committee took into account information regarding the compensation paid to other Chief Financial Officers in comparably sized, publicly traded companies in the pharmaceutical and medical devices industry and the relative performance of such companies.

In recognition of the corporate, individual and organizational achievements of Anika Therapeutics for 2009 including his contributions to the 2009 Results, in January 2010, the Compensation Committee awarded Mr. Quinlan a cash bonus of $61,282 (approximately 75% of his target bonus) and an additional bonus of $10,000 for completing the FAB acquisition. In March 2009, Mr. Quinlan was awarded SARS to acquire up to 30,000 shares of common stock at an exercise price of $3.05 per share in connection with his 2008 annual performance review. In January 2010, Mr. Quinlan was awarded SARS to acquire up to 25,000 shares of common stock at an exercise price of $6.36 per share in connection with his 2009 annual performance review.

Compensation of Chief Operating Officer.  In May 2009, Mr. Luppino joined Anika as the Chief Operating Officer with an annualized salary of $285,000, prorated based on his employment date. In determining the compensation for Mr. Luppino in 2009, the Compensation Committee took into account information regarding the compensation paid to other Chief Operating Officers in comparably sized, publicly traded companies in the pharmaceutical and medical devices industry and the relative performance of such companies.

In recognition of the corporate, individual and organizational achievements of Anika Therapeutics for 2009 including his contributions to the 2009 Results, in January 2010, the Compensation Committee awarded Mr. Luppino a pro-rated cash bonus of $58,753 (approximately 95% of his target bonus) and an additional bonus of $10,000 for completing the FAB acquisition. In May 2009 in connection with his employment, Mr. Luppino was awarded SARS to acquire up to 100,000 shares of common stock at an exercise price of $5.01 per share. In January 2010, Mr. Luppino was awarded SARS to acquire up to 55,000 shares of common stock at an exercise price of $6.36 per share in connection with his 2009 annual performance review.

Compensation of Vice President of Regulatory and Clinical Affairs.  In 2009, Ms. Kulinets’ annual salary was $239,200. In determining the compensation for Ms. Kulinets in 2009, the Compensation Committee evaluated the corporate, individual and organizational achievements by Anika Therapeutics in 2008. In addition, the Compensation Committee took into account information regarding the compensation paid to other Vice President’s of Regulatory and Clinical Affairs in comparably sized, publicly traded companies in the pharmaceutical and medical devices industry and the relative performance of such companies.

In recognition of the corporate, individual and organizational achievements of Anika Therapeutics for 2009 including her contributions to the 2009 Results, in January 2010 the Compensation Committee awarded Ms. Kulinets a cash bonus of $50,232 (approximately 70% of her target bonus). In March 2009, Ms. Kulinets was awarded SARS to acquire up to 15,000 shares of common stock at an exercise price of $3.05 per share in connection with her 2008 annual performance review. In January 2010, Ms. Kulinets was awarded SARS to acquire up to 15,000 shares of common stock at an exercise price of $6.36 per share in connection with her 2009 annual performance review.

Compensation of Vice President of Human Resources.  In 2009, Mr. Mrachek’s annual salary was $219,712. In determining the compensation for Mr. Mrachek in 2009, the Compensation Committee evaluated corporate, individual and organizational achievements by Anika Therapeutics in 2008. In addition, the Compensation Committee took into account information regarding the compensation paid to other Vice President’s of Human Resources in comparably sized, publicly traded companies in the pharmaceutical and medical devices industry and the relative performance of such companies.

In recognition of the corporate, individual and organizational achievements of Anika Therapeutics for 2009 including his contributions to the 2009 Results, in January 2010 the Compensation Committee awarded Mr. Mrachek a cash bonus of $46,140 (approximately 70% of his target bonus) and an additional bonus of $10,000 for completing the FAB acquisition. In March 2009, Mr. Mrachek was awarded SARS to acquire up to 18,000 shares of common stock at an exercise price of $3.05 per share in connection with his 2008 annual performance review. In January 2010, Mr. Mrachek was awarded SARS to acquire up to 15,000 shares of common stock at an exercise price of $6.36 per share in connection with his 2009 annual performance review.

Deductibility of Executive Compensation.  The Internal Revenue Code of 1986, as amended (the “Code”), limits the federal income tax deductibility of compensation paid to Anika Therapeutics’ Chief Executive Officer and to each of the other four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. Anika Therapeutics may deduct compensation with respect to any of these individuals only to the extent that during any year such compensation does not exceed $1 million or meets certain other conditions (such as stockholder approval). Considering Anika Therapeutics’ current compensation plans and policy, Anika Therapeutics and the Compensation Committee believe that, for the near future, there is little risk that Anika Therapeutics will lose any significant tax deduction relating to executive compensation. If the deductibility of executive compensation becomes a significant issue, Anika Therapeutics’ compensation plans and policies may be modified to maximize deductibility if the Company and the Compensation Committee determine that such action is in the best interests of Anika Therapeutics.

Agreements with Named Executive Officers

On October 17, 2008, the Company entered into Employment Agreements (individually, the “Employment Agreement” and collectively, the “Employment Agreements”) with each of Dr. Charles H. Sherwood, Ph.D., President and Chief Executive Officer of the Company, and Kevin Quinlan, Chief Financial Officer of the Company. On September 10, 2009, the Company entered into Employment Agreements with each of Mr. Frank Luppino, Chief Operating Officer of the Company, and William J. Mrachek, Vice President of Human Resources of the Company (the “Senior Executives”). The Employment Agreements clarify and amend existing employment arrangements between the Company and each of Dr. Sherwood, Mr. Quinlan, Mr. Luppino and Mr. Mrachek. Base salaries for the Senior Executives are subject to annual review by either the Board of Directors or the Compensation Committee, and did not change as a result of the Employment Agreements. In addition, the Senior Executives are subject to confidentiality, non-disclosure, non-competition, non-solicitation, assignment, and arbitration provisions.

Contract of Chief Executive Officer

In addition to his base salary in existence at the time of the agreement, Dr. Sherwood is eligible to receive cash incentive compensation, starting at 50% of his annual base salary. Pursuant to the terms of the Employment Agreement, upon any termination, whether due to death, disability, or for any reason by Dr. Sherwood, or the Company, Dr. Sherwood would be entitled to any accrued benefits, including any earned but unpaid base salary and incentive compensation, unpaid expense reimbursements, accrued but unused vacations, and any vested benefits under the Company’s employee benefit plans.

Subject to certain conditions, upon an involuntary termination by the Company of Dr. Sherwood’s employment without “cause” (as defined in his Employment Agreement) or a voluntary termination of employment by him for “good reason” (as defined in his Employment Agreement), Dr. Sherwood would be entitled to receive a severance amount equal to 1.5 times the sum of his current base salary and target annual bonus for the then current fiscal year and would be eligible to continue to participate in the Company’s group health, dental and vision program for 18 months. If Dr. Sherwood’s termination of employment occurs within 3 months prior to or 12 months after a “change in control” (as defined in his Employment Agreement) and such termination is made by him for “good reason” or by the Company without “cause,” (i) Dr. Sherwood would be entitled to receive, in lieu of the severance amount described above, a severance amount equal to two times the sum of his current base salary and target annual bonus for the then current fiscal year, (ii) all of Dr. Sherwood’s stock options and stock-based awards would immediately accelerate and become fully exercisable or non-forfeitable as of the effective date of such change in control, and (iii) Dr. Sherwood would be eligible to continue to participate in the Company’s group health, dental and vision program for 24 months, subject to certain conditions.

Under the terms of his Employment Agreement with the Company, Dr. Sherwood would receive a gross-up payment that, on an after-tax basis, is equal to the taxes imposed on the severance payments under his Employment Agreement in the event any payment or benefit to the executive is considered an “excess parachute payment” and subject to an excise tax under the Internal Revenue Code. Notwithstanding the foregoing, the amount of gross-up payment that Dr. Sherwood would be entitled to receive decreases over time, as more fully described in his Employment Agreement.

Contract of Chief Financial Officer

In addition to his base salary in existence at the time of the agreement, Mr. Quinlan is eligible to receive cash incentive compensation, starting at 30% of his annual base salary. Pursuant to the terms of the Employment Agreement, upon any termination, whether due to death, disability, or for any reason by Mr. Quinlan, or the Company, Mr. Quinlan would be entitled to any accrued benefits, including any earned but unpaid base salary and incentive compensation, unpaid expense reimbursements, accrued but unused vacations, and any vested benefits under the Company’s employee benefit plans.

Subject to certain conditions, upon an involuntary termination by the Company of Mr. Quinlan’s employment without “cause” (as defined in the Employment Agreement) or a voluntary termination of employment by him for “good reason” (as defined in the Employment Agreement), Mr. Quinlan would be entitled to receive a severance amount equal to his current base salary for the then current fiscal year and would be eligible to continue to participate in the Company’s group health, dental and vision program for 12 months. If Mr. Quinlan’s termination of employment occurs within 3 months prior to or 12 months after a “change in control” (as defined in the Employment Agreement) and such termination is either by him for “good reason” or by the Company without “cause,” (i) Mr. Quinlan would be entitled to receive, in lieu of the severance amount described above, a severance amount equal to 1.5 times the sum of his current base salary and target annual bonus for the then current fiscal year, (ii) all of Mr. Quinlan’s stock options and stock-based awards would immediately accelerate and become fully exercisable or non-forfeitable as of the effective date of such change in control, and (iii) Mr. Quinlan would be eligible to continue to participate in the Company’s group health, dental and vision program for 18 months, subject to certain conditions.

Under the terms of his Employment Agreement, Mr. Quinlan could receive a modified economic cutback gross-up payment in the event any payment or benefit to him is considered an “excess parachute payment” and subject to an excise tax under the Internal Revenue Code.

Contract of Chief Operating Officer

In addition to his base salary in existence at the time of the agreement, Mr. Luppino is eligible to receive cash incentive compensation, starting at 35% of his annual base salary. Pursuant to the terms of the Employment Agreement, upon any termination, whether due to death, disability, or for any reason by Mr. Luppino, or the Company, Mr. Luppino would be entitled to any accrued benefits, including any earned but unpaid base salary and incentive compensation, unpaid expense reimbursements, accrued but unused vacations, and any vested benefits under the Company’s employee benefit plans.

Subject to certain conditions, upon an involuntary termination by the Company of Mr. Luppino’s employment without “cause” (as defined in the Employment Agreement) or a voluntary termination of employment by him for “good reason” (as defined in the Employment Agreement), Mr. Luppino would be entitled to receive a severance amount equal to his current base salary for the then current fiscal year and would be eligible to continue to participate in the Company’s group health, dental and vision program for 12 months. If Mr. Luppino’s termination of employment occurs within 3 months prior to or 12 months after a “change in control” (as defined in the Employment Agreement) and such termination is either by him for “good reason” or by the Company without “cause,” (i) Mr. Luppino would be entitled to receive, in lieu of the severance amount described above, a severance amount equal to 1.5 times the sum of his current base salary and target annual bonus for the then current fiscal year, (ii) all of Mr. Luppino’s stock options and stock-based awards would immediately accelerate and become fully exercisable or non-forfeitable as of the effective date of such change in control, and (iii) Mr. Luppino would be eligible to continue to participate in the Company’s group health, dental and vision program for 18 months, subject to certain conditions.

Under the terms of his Employment Agreement, Mr. Luppino could receive a modified economic cutback gross-up payment in the event any payment or benefit to him is considered an “excess parachute payment” and subject to an excise tax under the Internal Revenue Code.

Contract of Vice President of Human Resources

In addition to his base salary in existence at the time of the agreement, Mr. Mrachek is eligible to receive cash incentive compensation, starting at 30% of his annual base salary. Pursuant to the terms of the Employment Agreement, upon any termination, whether due to death, disability, or for any reason by Mr. Mrachek, or the Company, Mr. Mrachek would be entitled to any accrued benefits, including any earned but unpaid base salary and incentive compensation, unpaid expense reimbursements, accrued but unused vacations, and any vested benefits under the Company’s employee benefit plans.

Subject to certain conditions, upon an involuntary termination by the Company of Mr. Mrachek’s employment without “cause” (as defined in the Employment Agreement) or a voluntary termination of employment by him for “good reason” (as defined in the Employment Agreement), Mr. Mrachek would be entitled to receive a severance amount equal to his current base salary for the then current fiscal year and would be eligible to continue to participate in the Company’s group health, dental and vision program for 12 months. If Mr. Mrachek’s termination of employment occurs within 3 months prior to or 12 months after a “change in control” (as defined in the Employment Agreement) and such termination is either by him for “good reason” or by the Company without “cause,” (i) Mr. Mrachek would be entitled to receive, in lieu of the severance amount described above, a severance amount equal to 1.5 times the sum of his current base salary and target annual bonus for the then current fiscal year, (ii) all of Mr. Mrachek’s stock options and stock-based awards would immediately accelerate and become fully exercisable or non-forfeitable as of the effective date of such change in control, and (iii) Mr. Mrachek would be eligible to continue to participate in the Company’s group health, dental and vision program for 18 months, subject to certain conditions.

Under the terms of his Employment Agreement, Mr. Mrachek could receive a modified economic cutback gross-up payment in the event any payment or benefit to him is considered an “excess parachute payment” and subject to an excise tax under the Internal Revenue Code.

Amended and Restated 2003 Stock Option and Incentive Plan

In 2003, Anika Therapeutics adopted the 2003 Stock Option and Incentive Plan (the “2003 Plan”) to provide incentives to officers, employees, non-employee directors and other key persons. In 2009, the Board of Directors, upon recommendation of the Compensation Committee, adopted the Amended and Restated 2003 Stock Option and Incentive Plan (the “Amended 2003 Plan”) which was approved by the stockholders on June 5, 2009. The Amended 2003 Plan is administered by the Compensation Committee of the Board of Directors, which, in its discretion, may grant stock-based awards, including incentive stock options, non-qualified stock options, stock appreciation rights, deferred stock, restricted stock, unrestricted stock, performance shares and dividend equivalent rights. The Amended 2003 Plan provides that in the event of a “change of control” as defined in the Amended 2003 Plan, generally all stock options and stock appreciation rights will automatically become fully exercisable and that the restrictions and conditions on all awards of restricted stock, deferred stock awards and performance share awards will automatically be deemed waived. At December 31, 2009, a total of 1,160,792 options and shares were outstanding under the Amended 2003 Plan at a weighted average price of $8.48, and the total number of remaining options and shares of common stock available for future grants was 887,840. See section entitled “Option Grants and Plan Awards in 2009” for information regarding grants in 2009 to NEOs.

Risk Considerations in our Compensation Programs

The Compensation Committee believes that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Anika Therapeutics, Inc. (“Compensation Committee”) has reviewed and discussed with the Company’s management the section entitled “Compensation Discussion and Analysis” contained in this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement for the 2010 Annual Meeting of Stockholders. This report is submitted by the following independent directors who comprise the committee:

Joseph L. Bower	Eugene A. Davidson	Steven E. Wheeler

THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT EXCEPT TO THE EXTENT THAT ANIKA THERAPEUTICS SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

EXECUTIVE COMPENSATION

Summary Compensation

The following table summarizes the compensation information in respect of NEOs for the year ended December 31, 2008. NEOs include individuals who have served as Anika Therapeutics’ Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers whose total compensation exceeded $100,000 for the year ended December 31, 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Stock Awards ($)(2)	All other Compensation ($)(3)		Total ($)
Charles H. Sherwood, Ph.D.	2009	$445,619	$290,529	$116,158		$30,559	(4)	$882,865
President and Chief Executive	2008	$428,480	$192,816	$350,818	$197,378	$24,833	(4)	$1,194,325
Officer	2007	$412,000	$206,000	$318,745	—	$24,583	(4)	$961,328
Kevin W. Quinlan	2009	$272,364	$71,282	$42,497		$15,493		$401,636
Chief Financial Officer	2008	$261,888	$62,583	$125,436	$70,879	$13,564		$534,350
	2007	$232,585	$58,146	$84,565	—	$13,314		$388,610
Frank Luppino,
Chief Operating Officer	2009	$168,807	$68,753	$234,275	—	$8,710		$480,545
Irina B. Kulinets
Vice President of Regulatory	2009	$239,200	$50,232	$21,248	—	$15,173		$325,853
and Clinical Affairs	2008	$230,000	$69,000	—	$38,151	$12,197		$348,098
William J. Mrachek	2009	$219,712	$56,140	$25,498	—	$17,260		$318,610
Vice President of Human	2008	$211,262	$50,703	$79,762	$44,710	$13,452		$399,889
Resources	2007	$197,900	$49,475	$134,230	—	$12,704		$394,309

(1)	The amounts in this column represent discretionary bonuses earned in the indicated year, but paid in January of the following year.

(2)
The amounts in this column reflect the grant date fair value computed with respect to the stock plan awards issued for the purchase of our common stock, made during the indicated year in accordance with ASC Topic 718. See the information appearing in note 12 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2009 for certain assumptions made in the valuation of stock and option awards.

(3)	Unless otherwise noted, these amounts constitute group term life insurance premiums and matching contributions to Anika Therapeutics’ Employee Savings and Retirement Plan (401(k) plan).

(4)	Includes reimbursement of life insurance premium of $10,165 in each of 2009, 2008 and 2007.

Option Grants and Plan Awards in 2009

The following table sets forth each grant of equity awards made to the NEOs during the year ended December 31, 2009. All such awards were stock appreciation rights, and vest over a four year period commencing on the first anniversary of the grant date.

Grants of Plan-Based Awards

	Grant Date	Exercise or Base Price of Option Awards ($/Sh)(1)	All Other Options Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards
Charles H. Sherwood	3/2/2009	$3.05	82,000	$116,158
Kevin W. Quinlan	3/2/2009	$3.05	30,000	$42,497
Frank Luppino (2)	5/26/2009	$5.01	100,000	$234,275
Irina B. Kulinets	3/2/2009	$3.05	15,000	$21,248
William J. Mrachek	3/2/2009	$3.05	18,000	$25,498

(1)    The Exercise Price of each award equals the grant date closing stock price.

(2)    The grant to Mr. Luppino was in connection with his offer of employment.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

The compensation paid to the named executive officers includes salary, bonus and equity incentive compensation.  See additional information regarding the salary, bonus and equity incentive compensation of our named executive officers, as well as a discussion of their employment agreements under “Compensation Discussion & Analysis” above.

Outstanding Equity Awards at December 31, 2009

The following table provides information on the holdings of outstanding stock options and unvested stock awards held by the NEOs as of December 31, 2009.

Outstanding Equity Awards at December 31, 2009

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)(3)
Charles H. Sherwood	—	82,000	3.05	3/2/2019	—	—	—	—
	19,177	(*)38,353	10.99	1/31/2018	—	—	—	—
	36,750	12,250	12.36	12/14/2016	—	—	—	—
	36,750	12,250	10.51	1/26/2016	—	—	—	—
	50,000	—	8.71	2/10/2015	—	—	—	—
	100,000	—	9.22	12/18/2013	—	—	—	—
	40,000	—	1.05	1/13/2013	—	—	—	—
	37,500	—	1.16	4/11/2012	—	—	—	—
	12,500	—	1.05	3/21/2012	—	—	—	—
	102,500	—	1.17	4/26/2011	—	—	—	—
	30,000	—	7.63	5/1/2010	—	—	—	—
	25,000	—	6.94	1/11/2010	—	—	—	—
	—	—	—	—	—	—	12,520	95,528
	400,177	144,853

Kevin W. Quinlan	—	30,000	3.05	3/2/2019	—	—	—	—
	6,857	(*)13,713	10.99	1/31/2018	—	—	—	—
	9,750	3,250	12.36	12/14/2016	—	—	—	—
	4,875	1,625	10.51	1/26/2016	—	—	—	—
	75,000	—	11.24	7/11/2015	—	—	—	—
	—	—	—	—	—	—	4,496	34,304
	96,482	48,588

Frank Luppino	—	100,000	5.01	5/26/2019	—	—	—	—

Irina B. Kulinets	—	15,000	3.05	3/2/2019	—	—	—	—
	5,000	5,000	15.00	12/3/2017	—	—	—	—
	—	—	—	—	—	—	2,420	18,465
	5,000	20,000

William J. Mrachek	—	18,000	3.05	3/2/2019	—	—	—	—
	4,360	(*)8,720	10.99	1/31/2018	—	—	—	—
	5,000	5,000	13.51	4/5/2017	—	—	—	—
	7,500	2,500	12.36	12/14/2016	—	—	—	—
	8,800	—	8.71	2/10/2015	—	—	—	—
	30,000	—	9.22	12/18/2013	—	—	—	—
	—	—	—	—	—	—	3,111	23,737
	55,660	34,220

(1)
Includes options and SARS Equity Awards with the first vesting date starting on the first anniversary of the grant date and continuing on each subsequent anniversary until the equity award is fully vested. The grant date of each equity awards is ten years prior to its expiration date. Except for three year vesting noted by an asterisk (*), all vesting periods are over four years.

(2)
Performance based restricted stock awards announced on February 1, 2008 with number of shares determined by achievements of 2008 financial targets. Amounts represent final number of shares approved by the Board of Directors on March 27, 2009.

(3)	Number of unvested restricted stock award multiplied by the $7.63 closing price for the Company’s common stock as reported by NASDAQ on December 31, 2009.

Equity Awards Exercises and Stock Vested

The following table provides information regarding options exercised and stock awards vested for the NEOs during the year ended December 31, 2009.

Option Exercises and Stock Awards Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charles H. Sherwood	—	—	6,260	$30,236
Kevin W. Quinlan	—	—	2,248	$10,858
Frank Luppino	—	—	—	—
William J. Mrachek	—	—	1,693	$7,930
Irina B. Kulinets	—	—	1,210	$5,844

Potential Payments Upon Termination or Change in Control

The NEOs have certain termination or change in control benefits described in the Compensation Discussion and Analysis section under “Agreements with Named Executive Officers” and “2003 stock option and incentive plan.” The following table provides estimates of the potential payments and other post-termination benefits the NEOs would receive assuming their employment was terminated as of December 31, 2009:

Name	Benefits	Termination Without Cause	Termination Upon Change in Control(1)(2)	Death or Disability(1)
Charles H. Sherwood	Salary Continuation	$668,429	$891,238	$—
President and Chief	Additional Cash Payment	334,214	445,619	—
Executive Officer	Equity Awards Vesting (value based on 12/31/09 share price)	—	2,001,975	2,001,975
	Health Care Benefits	23,141	30,854	—
		1,025,784	3,369,686	2,001,975
Kevin W. Quinlan	Salary Continuation	272,364	408,546	—
Chief Financial Officer	Additional Cash Payment	—	122,564	—
	Equity Awards Vesting (value based on 12/31/09 share price)	—	171,704	171,704
	Health Care Benefits	15,427	23,141	—
		287,791	725,955	171,704
Frank Luppino	Salary Continuation	285,000	427,500	—
Chief Operating Officer	Additional Cash Payment	—	149,625	—
	Equity Awards Vesting (value based on 12/31/09 share price)	—	262,000	262,000
	Health Care Benefits	15,427	23,141	—
		300,427	862,266	262,000
William J. Mrachek	Salary Continuation	219,712	329,568	—
Vice President of	Additional Cash Payment	—	98,870	—
Human Resources	Equity Awards Vesting (value based on 12/31/09 share price)	—	106,177	106,177
	Health Care Benefits	15,427	23,141	—
		$235,139	$557,756	$106,177

(1)
The indicated values for the accelerated vesting of stock options reflect the number of option shares which would vest on an accelerated basis, multiplied by the excess, if any, of the $7.63 closing price for the Company’s common stock as reported by NASDAQ on December 31, 2009 over the applicable exercise price for each option.

(2)
According to the terms of change in control agreements between the Company and it’s Chief Executive Officer, Chief Financial Officer, Chief Financial Officer, and Vice President of Human Resources, all payments otherwise due NEOs shall be reduced, if required, to the maximum amount which can be deducted by the Company by reason of the operation of Section 280G of the Internal Revenue Code.

Directors’ Compensation

Cash Compensation.  For 2009, each non-employee director of Anika Therapeutics received a director’s fee of $20,000. Committee members are also entitled to annual retainers based on the following schedule:

	Audit	Compensation	Governance and Nominating
Committee Chairman	$10,000	$8,000	$6,000
Committee Members	$5,000	$4,000	$3,000

In addition, each non-employee director was paid $1,500 for each Board meeting, and $1,000 for each committee meeting attended in person or regular Board meetings attended telephonically and $500 for each special Board meeting or committee meeting attended telephonically. All non-employee directors were reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors and any committees thereof. Directors serving on committees of the Board  received no additional compensation for attending any committee meeting held in connection with a meeting of the Board. The Lead Director received an additional retainer of $15,000 in compensation for services as Lead Director.

Equity Compensation.  The Board of Directors approved a grant of 7,500 restricted stock units to each non-employee director of the Company, valued at approximately $22,875 under the Company’s Amended 2003 Plan, based on the fair market value of the Company’s stock on March 2, 2009, the date of grant. The restricted stock units vest in four equal yearly installments from the date of grant. Annually, each non-employee director shall be eligible for an annual grant of equity awards in an amount approximately equal to $30,000, which shall vest in three or four equal yearly installments from the date of grant, as may be determined by the Board of Directors. The Governance and Nominating Committee also recommended that future new non-employee directors be eligible for an initial grant of stock appreciation rights of a value of approximately $70,000, based on a Black-Scholes analysis, which shall vest in four equal yearly installments from the date of grant.

The following table summarizes the compensation paid by the Company to non-employee Directors for the year ended December 31, 2009.

					Aggregate Number of Shares Outstanding
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)	Options	Restricted Stock Units
Joseph L. Bower	$61,000	$22,875	—	$83,875	19,511	9,400
Eugene A. Davidson, Ph.D	$33,000	$22,875	—	$55,875	27,165	9,400
Raymond J. Land	$42,500	$22,875	—	$65,375	7,810	9,400
John C. Moran	$41,000	$22,875	—	$63,875	6,040	9,400
Steven E. Wheeler	$40,500	$22,875	—	$63,375	7,711	9,400

(1)
An amount of 7,500 restricted stock units were awarded on March 2, 2009 per director, based on the closing price of $3.05 per share, and vest annually in four equal installments, starting March 2, 2010. The amounts in this column reflect the grant date fair value computed with respect to the restricted stock units, made during the indicated year in accordance with ASC Topic 718. See the information appearing in note 12 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2009 for certain assumptions made in the valuation of these restricted stock unit awards.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Drs. Bower and Davidson and Mr. Wheeler. None of these individuals is or formerly was an officer or employee of the Company, nor have they engaged in any transactions involving the Company which would require disclosure as a transaction with a related person. There are no Compensation Committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

During the fiscal year ended December 31, 2009, Drs. Bower and Davidson and Mr. Wheeler served as members of the Compensation Committee. No member of the Compensation Committee was an officer, former officer or employee of the Company, or had any relationship with the Company requiring disclosure herein.

During the fiscal year ended December 31, 2009, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our Board of Directors.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee is required by the rules of the SEC to be included in this Proxy Statement. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. During the years 2002 through 2009, the Company’s independent registered public accounting firm was PricewaterhouseCoopers LLP (“PwC”). The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website.

As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s financial reporting process, accounting policies, internal controls and disclosure controls and procedures. PwC is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee this process.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and PwC the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has also discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol.1 Section 380), as adopted by the Public Company Accounting Oversight Board Rule 3200T. Finally, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, has discussed with PwC its independence in relation to the Company, and has considered the compatibility of non-audit services with such independence. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Anika Therapeutics’ audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Raymond J. Land, Chairperson	Joseph L. Bower	John C. Moran

THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT EXCEPT TO THE EXTENT THAT ANIKA THERAPEUTICS SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 2003. The Audit Committee is responsible for the appointment, retention, termination, compensation and oversight of the work of the Company’s independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. Although ratification of the appointment of our independent registered public accounting firm is not required by our Bylaws or otherwise, the Board is submitting the appointment of PricewaterhouseCoopers LLP to the Company’s stockholders for ratification because the Company values the views of stockholders. In the event that stockholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment of PricewaterhouseCoopers LLP. Even if the appointment is ratified, the ratification is not binding and the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the Company’s stockholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. He or she will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of the votes cast by holders of shares of Common Stock present or represented by proxy and entitled to vote on the matter at the Annual Meeting is required for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The accounting firm of PricewaterhouseCoopers LLP (“PwC”) has served as Anika Therapeutics’ principal independent auditor since the year 2002. A representative of PwC is expected to be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from stockholders.

Fees Paid to Anika Therapeutics’ Principal Independent Auditor

The following table summarizes the fees that Anika Therapeutics paid or accrued for audit and other services provided by its principal independent auditor for each of the last two years:

Fee Category	2009	2008
Audit fees	$598,000	$428,000
Tax fees	34,000	77,000
Total fees	$632,000	$505,000

For purposes of the preceding table:

Audit fees consist of fees for the audit of our consolidated financial statements, the review of the interim financial statements included in our quarterly reports of Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements for those years. For 2009, the audit fees include the initial audit of the Company’s recently acquired subsidiary, Fidia Advanced Biopolymers S.r.l., and for 2009 and 2008, audit fees also include the audit of the effectiveness of internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002.  Tax fees consist of fees for tax compliance, tax advice and tax planning services for those years. Tax compliance services relate to preparation and review of original and amended tax returns, claims for refunds and tax payment- planning services. Tax studies, tax advice and tax planning services relate to miscellaneous items.

In considering the nature of the services provided by the principal independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Anika Therapeutics’ management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Under its charter, the Audit Committee must pre-approve all audit and permitted non-audit services to be provided by our principal independent auditor unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. Each year, the Audit Committee approves the retention of the independent auditor to audit our financial statements, including the associated fee. The Audit Committee evaluates other known potential engagements of the independent auditor, including the scope of audit- related services, tax services and other services proposed to be performed and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. All such services were approved by the Audit Committee pursuant to Rule 2-01 of Regulation S-X under the Exchange Act of 1934, to the extent that rule was applicable. Since May 2003 each new engagement of PwC has been approved in advance by the Audit Committee.

OTHER MATTERS

The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SOLICITATION EXPENSES

All costs of solicitation of proxies will be borne by Anika Therapeutics. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone, e-mail, telegraph and facsimile. Anika Therapeutics may retain a proxy solicitation firm to assist in the solicitation of proxies for a fee plus reimbursement of expenses.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the next Annual Meeting of Stockholders must be received by Anika Therapeutics on or before December 23, 2010 in order to be considered for inclusion in our proxy statement. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in our proxy statement and form of proxy and should be directed to: Secretary, Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730. A stockholder who wishes to present a proposal at the next Annual Meeting of Stockholders, other than a proposal to be considered for inclusion in our proxy statement described above, must have the proposal delivered personally to or mailed to and received by the Secretary, Anika Therapeutics, Inc. 32 Wiggins Avenue, Bedford, Massachusetts 01730. We must receive the proposal on or before March 23, 2010; provided, however, that such proposal shall not be required to be given more than 60 days prior to the Annual Meeting of Stockholders. The proposal must also comply with the other requirements contained in our Amended and Restated By-laws, including supporting documentation and other information. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any proposed item of business was not brought before the meeting in accordance with the foregoing procedure and, if he should so determine, he shall so declare to the meeting that the defective item of business shall be disregarded.

STOCKHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF ANIKA THERAPEUTICS’ ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2009, BY WRITING TO THE SECRETARY, ANIKA THERAPEUTICS, INC., 32 WIGGINS AVENUE, BEDFORD, MA 01730.

THIS THE PROXY STATEMENT, A FORM OF PROXY AND THE ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT www.proxyvote.com and http://www.anikatherapeutics.com/proxy2010

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE YOUR PROXY AS INDICATED IN THIS PROXY STATEMENT. YOUR PROXY IS REVOCABLE UP TO THE TIME IT IS VOTED AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY COMPLETED YOUR PROXY.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0000066141_1 R2.09.05.010 For Withhold For All All All Except The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 Raymond J. Land 02 John C. Moran ANIKA THERAPEUTICS, INC. KEVIN W. QUINLAN 32 WIGGINS AVE BEDFORD, MA 01730 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000066141_2 R2.09.05.010 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . ANIKA THERAPEUTICS, INC. Annual Meeting of Stockholders June 3, 2010 10:00 AM This proxy is solicited on behalf of the Board of Directors The undersigned, having received notice of the Annual Meeting of Stockholders and the Proxy Statement furnished herewith, revoking all prior proxies, hereby appoints Dr. Charles H. Sherwood and Mr. Kevin W. Quinlan, and each of them, with full power of substitution, as proxies to represent and vote all shares of common stock which the undersigned would be entitled to vote, if personally present, at the 2010 Annual Meeting of Stockholders of Anika Therapeutics, Inc. (the "Company") to be held at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts, on Thursday, June 3, 2010, at 10:00 a.m., and at any adjournment or postponement thereof, with respect to the matters set forth on the reverse side. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company by properly casting a new vote via Internet or Telephone at any time before the closure of the Internet or Telephone facilities, or by voting in person at the meeting. Attendance of the stockholder at the meeting or any adjournment or postponement thereof will not in and of itself constitute revocation of this proxy. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted for Items 1 and 2, in accordance with the Board of Directors' recommendations, and voted in accordance with the discretion of the persons named as proxies on any other matters that may properly come before the annual meeting. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side